FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS FINAL SEPTEMBER SALES
~ Consolidated Sales Up 4% ~
~ Consolidated Comparable Store Sales Down 3% ~

Secaucus, New Jersey - October 11, 2007 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced sales results for the five-week period ended October 6, 2007.

Total sales for the five-week period ended October 6, 2007, increased 4% to $217.8 million compared to sales of $210.3 million for the five-week period ended September 30, 2006. Consolidated comparable store sales decreased 3%. During September, the Company opened 10 Children’s Place stores.

Total Sales (millions):

	September 2007	September 2006	% Increase	Year-to-Date 2007	Year-to-Date 2006	% Increase
The Children’s Place brand	$ 157.1	$ 153.0	3%	$ 944.0	$ 860.2	10%
Disney Store	$ 60.7	$ 57.2	6%	$ 362.8	$ 327.5	11%
Total Company	$ 217.8	$ 210.3	4%	$ 1,306.8	$ 1,187.7	10%

Comparable Store Sales Increase/(Decrease)1:

	September 2007	September 2006	Year-to-Date 2007	Year-to-Date 2006
The Children’s Place brand	(2)%	20%	1%	14%
Disney Store	(6)%	7%	2%	15%
Total Company	(3)%	16%	1%	14%

On October 9, 2007, the Company commented that given its sales and margin results it now anticipates earnings per share to fall well below its previous guidance given on August 23, 2007. For further information, please see the Company’s October 9th press release.

In a separate press release this morning, the Company announced that its auditor will not stand for re-election following the completion of the Company’s fiscal 2006 Form 10-K. The Company is in discussions with a nationally recognized public accounting firm, which it expects to engage shortly as its independent auditor for fiscal 2007.

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PLCE: September 2007 Sales Release

In conjunction with today’s September sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, October 18, 2007. To access the call, please dial (402) 220-2662 or you may listen through the Investor Relations section of the Company’s website, www.childrensplace.com.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of October 6, 2007, the Company owned and operated 899 The Children’s Place stores and 328 Disney Stores in North America and its online stores, www.childrensplace.com and www.disneystore.com.

1 As previously announced, due to the extra week in fiscal 2006, the Company’s fiscal 2007 comparable store sales have shifted by one week as compared to the corresponding period of fiscal 2006. References made today and going forward regarding last year’s comparable store sales results, in view of the shift, will be on the “adjusted” basis. For a breakdown of the Company’s fiscal 2006 comparable store sales on an “as reported” and “as adjusted” basis, please refer to the Company’s March 8, 2007, press release.

This press release (and above referenced call) may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, as well as the risks and uncertainties relating to the Company's stock option granting practices and the completed investigation by the special committee of the Company's Board of Directors, the previously announced pending restatement of the Company's historical financial statements, the delays in filing the Company's periodic reports with the Securities and Exchange Commission, the pending NASDAQ proceedings regarding the Company's continued listing, the outcome of the informal investigation of the Company being conducted by the Securities and Exchange Commission, potential other governmental proceedings, the shareholder litigation commenced against the Company and certain of its officers and directors, and the potential impact of each of these matters on the Company. Actual results, events, and performance may differ. Readers (or listeners on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT: The Children’s Place Retail Stores, Inc.
Investors:	Heather Anthony, Sr. Director, Investor Relations, (201) 558-2865
Susan LaBar, Manager, Investor Relations, (201) 453-6955
Media:	Cara O’Brien/Leigh Parrish, FD, 212-850-5600

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